Exhibit 2K1

EXECUTION VERSION

ADMINISTRATION AGREEMENT

Between

U.S. BANK NATIONAL ASSOCIATION,

as Administrator,

And

2017 MANDATORY EXCHANGEABLE TRUST

Dated as of December 15, 2017

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1	Defined Terms	1
Section 1.2	Interpretation	2

ARTICLE II

APPOINTMENT OF ADMINISTRATOR

Section 2.1	Appointment of Administrator; Acceptance of Appointment	3
Section 2.2	Services of Administrator	3
Section 2.3	Power of Attorney	5

ARTICLE III

THE ADMINISTRATOR

Section 3.1	Conditions to Duties of the Administrator	5
Section 3.2	Merger	5
Section 3.3	Compensation	6
Section 3.4	Indemnification	6

ARTICLE IV

RESIGNATION AND REMOVAL OF ADMINISTRATOR

Section 4.1	Removal	6
Section 4.2	Resignation	7
Section 4.3	Appointment of Successor	7
Section 4.4	Effectiveness of Resignation or Removal	8
Section 4.5	Acceptance by Successor	8

ARTICLE V

RECORDS AND REPORTS

Section 5.1	Books and Records; Inspection and Copying	8
Section 5.2	Access to Information	8

i

ii

ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT (this “Agreement”), dated as of December 15, 2017, between U.S. Bank National Association, a national banking association (the “Administrator”), and 2017 Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of December 8, 2017 (the “Trust Agreement”; such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered as a non-diversified, closed-end investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (collectively, the “Investment Company Act”), and has been formed to purchase and hold certain U.S. treasury securities (the “Treasury Securities”), to enter into and hold forward contracts (the “Contracts”), each with Inversora Carso, S.A. de C.V. (Mexico) (“Carso”), Control Empresarial de Capitales, S.A. de C.V. (Mexico) (“Empresarial”) or Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Inbursa”, along with Carso and Empresarial collectively, the “Shareholders” and each, a “Shareholder”), and to issue 2,875,000 Mandatory Exchangeable Trust Securities (the “Securities”) in accordance with the terms and conditions of the Trust Agreement; and

WHEREAS, the Trust desires to engage the services of the Administrator to assume certain duties and responsibilities of the Trustees of the Trust under the Trust Agreement and the Investment Company Act and to undertake certain services on behalf of and subject to the supervision of the Trustees as provided in this Agreement; and

WHEREAS, the Administrator is qualified and willing to assume such duties and responsibilities and to undertake to render such services, subject to the supervision of the Trustees, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties, intending to be bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms.

(a) Capitalized terms used and not otherwise defined in this Agreement have the respective meanings specified in the Trust Agreement.

(b) As used in this Agreement, the following terms have the following meanings:

“Administrator” has the meaning specified in the preamble to this Agreement and shall be a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Commission” has the meaning specified in Section 2.2(m)

“Contract” has the meaning specified in the recitals to this Agreement.

“Indemnification Expenses” has the meaning specified in the Indemnity Agreement.

“Investment Company Act” has the meaning specified in the recitals to this Agreement.

“Offering Circular” has the meaning specified in the Trust Agreement.

“Pro Rata Share” means each Shareholder’s proportional share in proportion to the proceeds received by each Shareholder from the Contracts.

“Securities” has the meaning specified in the recitals to this Agreement.

“Shareholder” has the meaning specified in the recitals to this Agreement.

“Treasury Securities” has the meaning specified in the recitals to this Agreement.

“Trust” has the meaning specified in the preamble to this Agreement.

“Trust Agreement” has the meaning specified in the preamble to this Agreement.

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented, amended, restated or otherwise modified from time to time.

ARTICLE II

APPOINTMENT OF ADMINISTRATOR

Section 2.1 Appointment of Administrator; Acceptance of Appointment. The Trust hereby appoints the Administrator, and the Administrator hereby accepts such appointment, to provide the services enumerated in this Agreement.

Section 2.2 Services of Administrator. Subject to the supervision of the Trustees, the Administrator shall effect the matters set forth further in Sections 2.2, 2.3, 2.4, 2.5, 3.2, 3.3, 8.1, 8.2 and 8.3 of the Trust Agreement, to the extent such responsibilities can lawfully be delegated to the Administrator; provided, however, that the Administrator shall not (i) render investment advisory services to the Trust as defined in the Investment Company Act or the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder; (ii) have the power to sell any of the Trust’s assets, including the Contracts or the Treasury Securities, or instruct any other agent of the Trust to do so, except as provided in Section 2.5 of the Trust Agreement; or (iii) have the power to select the independent public accountants for the Trust. The Administrator shall be responsible for rendering the following services:

(a) If so directed by a Shareholder, instruct the Paying Agent to pay, from the amount payable to such Shareholder pursuant to the applicable Contract, such Shareholder’s Pro Rata Share of the fees and expenses of the Trust incurred in connection with the offering of the Securities and the costs and expenses incurred in connection with the organization of the Trust;

(b) receive and pay invoices of the Trust;

(c) instruct the Paying Agent to effect the transactions set forth in Sections 2.2, 2.3 and 2.4, 8.2, 8.3 and Article III of the Trust Agreement, as applicable;

(d) with the approval of the Trustees, engage on behalf of the Trust legal and other professional advisors, subject to clause (iii) of this Section 2.2;

(e) when the Trust is required to select and engage an independent investment banking firm under the Contracts, to select and engage such a firm on behalf of the Trust, subject to the requirements of the Contracts (including Section 8.1 thereof) and inform the Trustees promptly after making such selection and engagement;

(f) receive all demands, bills and invoices for expenses incurred by or on behalf of the Trust, and pay the same, or cause the Paying Agent to pay the same, out of moneys paid to the Administrator pursuant to the Expense Agreement but in no event out of any assets of the Trust, except as provided in Section 2.2(a), give notice to each Shareholder of any claim for Indemnification Expenses or any threatened claim for Indemnification Expenses as provided in Section 2.1(b) of the Indemnity Agreement and give all notices and take all actions on behalf of the Trust (and comply with the obligations applicable to the Trust) under the provisions of each of the Contracts;

(g) instruct the Paying Agent to pay distributions on the Securities;

(h) (i) prepare and mail, file or publish, or, as appropriate, direct the Paying Agent to prepare and mail, file or publish, any notices, proxies, reports and other communications required to be mailed or published pursuant to the Trust Agreement or the Investment Company Act, (ii) keep (or cause to be kept) all the books and records of the Trust (other than those to be kept by the Paying Agent), and (iii) prepare (or cause to be prepared) and, as necessary, file (or cause to be filed) any and all reports, returns and other documents as required under the Investment Company Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (which shall include annual shareholder reports on Form N-CSR, quarterly schedules of portfolio holdings on Form N-Q, semi-annual and annual reports on Form N-SAR, an annual report of the Trust’s proxy voting record on Form N-PX, and fidelity bonds and related documents as provided in Rule 17g-1(g) under the Investment Company Act ), or the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or, as reasonably requested by the Trustees, under any other applicable laws, rules or regulations or otherwise; provided, however, that responsibility for the adequacy and accuracy of any such notices, proxies, reports, communications, books, records, returns and other documents shall be that of the Trustees; and provided further, however, that the Administrator shall have no liability for the adequacy or accuracy of such notices, proxies, reports, communications, books, records, returns and other documents;

(i) at the request of the Trustees and upon being furnished with such reasonable security and indemnity against any related expense or liability as the Administrator may require, institute and prosecute, in accordance with the instructions of the Trustees, legal or other appropriate proceedings to enforce any and all rights and remedies of the Trust;

(j) receive and review on behalf of the Trust all notices, reports, certificates and other documents regarding the Contracts and the Treasury Securities;

(k) make all necessary arrangements with respect to meetings of Trustees and meetings of Holders, including the preparation of notices, proxies and minutes, subject to the approval of Trustees;

(l) in conjunction with the Trustees, determine and publish, in such manner as the Trustees shall direct in writing, the Trust’s net asset value in accordance with Section 8.2(c) of the Trust Agreement;

(m) provide sub-certifications to the Trustees as reasonably requested by the Trustees to meet their certification requirements to the Securities and Exchange Commission (the “Commission”) pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, or the rules and regulations of the Commission thereunder;

(n) in accordance with rules and regulations of the Commission, provide for the valuation of portfolio holdings of the Trust, including the appointment of third-party valuators as necessary, in connection with preparing annual shareholder reports on Form N-CSR and for other purposes under the Investment Company Act and the Exchange Act;

(o) (A) timely prepare and file on behalf of the Trust all tax returns, report all taxable income, make any applicable tax withholdings and prepare and file other tax forms required to be filed by the Trust with any tax authority (i) in accordance with the Trust’s intended treatment as a grantor trust for U.S. federal, state and local income tax purposes and (ii) on a basis consistent with the characterization that the Shareholders are treated as the beneficial owners of the Collateral for all U.S. federal, state and local tax purposes, and (B)give all notices and take all actions on behalf of the Trust (and comply with the obligations applicable to the Trust) under the provisions of the Contracts in all instances subject to the provisions of the Contracts; and

(p) upon a Holder’s written request to the Administrator at Global Corporate Trust Services, 101 N. 1st Avenue, Suite 1600, Phoenix, Arizona 85003, Telecopier No. (602) 257-5433, Attention: 2017 Mandatory Exchangeable Trust, a representative of the Administrator will (no later than twenty days after receiving the request) make available to such Holder information regarding the amount that the Trust paid for the Contracts and each Treasury Security.

The Administrator’s provision of services under this Agreement shall in all instances be subject to the provisions of each of the Contracts applicable to the Trust, and the Administrator shall comply with the obligations of the Trust thereunder.

Section 2.3 Power of Attorney. The Trust hereby appoints the Administrator, acting through any duly appointed officer, as its attorney-in-fact and agent for the purpose of performing the duties prescribed in Section 2.2(a) through 2.2(p).

ARTICLE III

THE ADMINISTRATOR

Section 3.1 Conditions to the Duties of the Administrator. The provisions of Section 8.1(a) of the Collateral Agreement shall apply, mutatis mutandis, to the Administrator in the performance of its duties hereunder as if it were the Collateral Agent acting under the Collateral Agreement. Without limiting the generality of such provisions, the Administrator (i) at its own cost, may select and employ independent accountants acceptable to the Trustees (other than the independent public accountants referred to in Section 2.2 of this Agreement and Section 2.2(d) of the Trust Agreement) to keep the financial books and records of the Trust, to prepare the financial statements of the Trust and to prepare Trust tax returns, and (ii) should the Trustees fail to do so, may select and engage attorneys acceptable to the Trustees to prepare annual, semiannual and periodic reports, notices of meetings and proxy statements, annual reports to Holders of the Securities and other documents required under the Investment Company Act or the Exchange Act.

Section 3.2 Merger. Any corporation, association or limited liability company into which the Administrator may be converted or merged or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation, association or limited liability company resulting from any such conversion, merger, consolidation, sale or transfer to which it is a party, shall be and become the successor Administrator hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, provided that such corporation, association or limited liability company meets the requirements set forth in the Trust Agreement, and provided further that the Trustees have given their prior written consent with respect to any such merger, conversion, consolidation, sale or transfer.

Section 3.3 Compensation.

(a) For all services to be rendered by the Administrator pursuant to this Agreement, and for the payment of Trust expenses pursuant to Section 2.2(f) of this Agreement, the Administrator shall receive only such fees and expenses as shall be paid to it pursuant to the terms of the Expense Agreement and shall have no recourse to the assets of the Trust for the payment of any such amounts.

(b) If and to the extent that the Trust shall request the Administrator to render services for the Trust, other than those to be rendered by the Administrator hereunder, and if the Administrator agrees to render such services, such additional services shall be compensated separately on terms to be agreed upon between the Administrator and the Trust from time to time.

Section 3.4 Indemnification. The Trust shall indemnify and hold the Administrator harmless from and against any loss, damages, cost or expense (including the costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against it and reasonable attorneys’ fees and disbursements), liability or claim incurred by reason of any inaccuracy in information furnished to the Administrator by the Trust, or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder; provided that the Administrator shall not be indemnified and held harmless from and against any such loss, damages, cost, expense, liability or claim incurred by reason of its breach of its obligations under this Agreement, willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder. Such indemnity shall survive the resignation, removal or discharge of the Administrator and the termination of this Agreement.

ARTICLE IV

RESIGNATION AND REMOVAL OF ADMINISTRATOR

Section 4.1 Removal.

(a) Subject to Section 4.4, the Trust may remove the Administrator:

(i) at any time upon 60 days’ prior written notice; or

(ii) immediately by written notice if any of the following events shall occur

A. if the Administrator shall violate any provision of this Agreement, the Trust Agreement or the Investment Company Act; or

B. if the Administrator ceases to meet the requirements set forth in Section 2.2(a) of the Trust Agreement; or

C. if the Administrator shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or a receiver, conservator, liquidator, or trustee shall be appointed for or with respect to the Administrator, or for all or substantially all of its property, or a court of competent jurisdiction shall approve any petition filed against the Administrator for its reorganization; or

D. if the Administrator shall institute proceedings for voluntary bankruptcy, or shall file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver or conservator for or in respect of the Administrator for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

E. upon the voluntary or involuntary dissolution of the Administrator or, unless the Trust shall have given its prior written consent thereto, the merger or consolidation of the Administrator with any other entity.

If any of the events specified in clauses (ii)(B), (C), (D) or (E) of this Section 4.1(a) shall occur, the Administrator shall give immediate written notice thereof to the Trust.

(b) Subject to Section 4.4, the Administrator shall be removed immediately upon (i) termination of the Trust Agreement, (ii) termination of the Paying Agent Agreement, (iii) termination of any Collateral Agreement, (iv) termination of the Custodian Agreement, or (v) the resignation or removal of the Paying Agent or the Custodian, or the Collateral Agent under any Collateral Agreement.

Section 4.2 Resignation. Subject to Section 4.4, the Administrator may at any time resign by giving 60 days’ written notice by registered or certified mail to the Trust in accordance with the provisions of Section 6.3. Such resignation shall take effect upon the appointment of a successor Administrator by the Trust.

Section 4.3 Appointment of Successor. If the Administrator hereunder shall resign or be removed, a successor may be appointed by the Trust by an instrument or concurrent instruments in writing signed by the Trustees. Every such successor Administrator appointed pursuant to the provisions of this Agreement shall satisfy the requirements set forth in Section 2.2(a) of the Trust Agreement and shall be a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Section 4.4 Effectiveness of Resignation or Removal. No resignation or removal of the Administrator shall be effective until a successor Administrator shall have been appointed and shall have accepted the duties of the Administrator. If, within 30 days after notice by the Administrator to the Trust or by the Trust to the Administrator of any such resignation or removal, no successor Administrator shall have been selected and accepted the duties of the Administrator, the Administrator may apply to a court of competent jurisdiction for the appointment of a successor Administrator.

Section 4.5 Acceptance by Successor. Every successor Administrator appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Trust an instrument in writing accepting such appointment hereunder, whereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, duties and obligations of its predecessors. Such predecessor shall, nevertheless, on the written request of its successor or the Trust, execute and deliver an instrument transferring to such successor all the estates, properties, rights and powers of such predecessor hereunder. Every predecessor Administrator shall forthwith deliver all records or other property of the Trust then in its possession or custody to its successor.

ARTICLE V

RECORDS AND REPORTS

Section 5.1 Books and Records; Inspection and Copying. The Administrator shall keep (or cause to be kept) appropriate, and reasonably detailed and accurate, books and records of all its activities pursuant to this Agreement. The Trustees shall have the right to inspect such books and records during the Administrator’s normal business hours upon reasonable request, and to make copies of the same at the expense of the Trust.

Section 5.2 Access to Information. The Administrator shall make available to each of the Trustees all information it receives and compiles with respect to the Contracts and the Treasury Securities, the monies available to the Trust, the financial condition of the Trust and all other relevant matters concerning the Trust.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Term of Agreement. This Agreement shall continue in effect until the completion of the liquidation of the Trust in accordance with Sections 8.3(a) and 8.3(c) of the Trust Agreement.

Section 6.2 No Assumption of Liability. By executing this Agreement, none of the Trustees assumes any personal liability hereunder. The Trust Agreement was executed or made by or on behalf of the Trust by the Trustees as trustees and not individually and the obligations of this Agreement are not binding upon any of them or the holders of the Securities individually but are binding only upon the assets and property of the Trust.

Section 6.3 Notices.

(a) All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing (including fax or email) given at the addresses set forth in the following sentences or at such other addresses as may be designated by notice duly given in accordance with this Section 6.3 to each other party hereto. Until such notice is given,

(i) notices to the Administrator shall be directed to it at:

U.S. Bank National Association,

Global Corporate Trust Services,

101 N. 1st Avenue, Suite 1600

Phoenix, Arizona 85003

Attention: Mary Ambriz-Reyes (re: 2017 Mandatory Exchangeable Trust)

Telephone No.: (602) 257-5430

Facsimile No.: (602) 257-5433

Email: mary.ambrizreyes@usbank.com

(ii) notices to the Trust or the Trustees shall be directed to the Trustees at:

2017 Mandatory Exchangeable Trust

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention: Donald J. Puglisi, Managing Trustee

Facsimile No.: (302) 738-7210

Email: dpuglisi@puglisiassoc.com

with an additional copy (which shall not constitute notice) to:

Paul Hastings LLP

875 15th Street, N.W.

Washington, D.C. 20005

Attention: Wendell M. Faria

Telephone No.: (202) 551-1758

Facsimile No.: (202) 551-0158

Email: wendellfaria@paulhastings.com

(b) Each such notice given pursuant to Section 6.3(a) shall be in writing and shall be (i) delivered by hand, (ii) delivered by nationally recognized overnight courier, (iii) mailed by registered or certified mail, return receipt requested or (iv) sent by facsimile or email, to the relevant party at its address or facsimile number or email address set forth above or such other address or facsimile number or email address as such party may specify by notice to the other parties in accordance herewith. Proof of transmission, posting or dispatch of any notice shall be deemed to be proof of receipt:

(i) in the case of personal delivery, overnight courier or certified or registered mail, on the day of delivery at the address of the relevant party, or if such day is not a Business Day, on the first Business Day thereafter; and

(ii) in the case of facsimile or email transmission, on the day of such transmission (provided, however, that the sender shall have received oral or written confirmation of receipt by the recipient, such as, in the case of email, by the “return receipt requested” function, as available, return email or other acknowledgement) or, if such day is not a Business Day, on the first Business Day thereafter; but if the result is that a notice would be deemed to be given or made later than 5:00 p.m. (local time in the place of receipt), it will be deemed to have been duly given or made at the start of business on the next Business Day.

Section 6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.5 Severability. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions contained in this Agreement unenforceable or invalid.

Section 6.6 Amendments; Waivers. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Administrator and the Trust or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law. The Trustees shall notify the Administrator of any change in the Trust Agreement prior to the effective date of any such change.

Section 6.7 Non-Assignability. This Agreement and the rights and obligations of the parties hereunder may not be assigned or delegated by either party without the prior written consent of the other party, and any purported assignment without such consent shall be void.

Section 6.8 Provisions of Law to Control. This Agreement shall be subject to the applicable provisions of the Investment Company Act and the rules and regulations of the Commission thereunder. To the extent that any provisions contained in this Agreement conflict with any applicable provisions of the Investment Company Act or such rules and regulations, the latter shall control.

Section 6.9 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than the Administrator and the Trust and their respective successors and assigns and no person, including any holders of the Securities, shall assert any rights as third party beneficiary hereunder.

Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements contained in this Agreement by or on behalf of the Administrator and the Trust shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Trust and its successors and assigns.

Section 6.10 Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single agreement, with the same effect as if the signatures on each such counterpart were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Administration Agreement to be duly executed and delivered as of the first date set forth above.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to the Administration Agreement]

2017 MANDATORY EXCHANGEABLE TRUST

By:
Donald J. Puglisi, as Managing Trustee

By:
William R. Latham, III, as Trustee

By:
James B. O’Neill, as Trustee

[Signature Page to the Administration Agreement]